UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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FEDERAL SIGNAL CORPORATION
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On March 29, 2013, Federal Signal Corporation will send the following outreach letter to its stockholders, which letter may constitute additional proxy solicitation materials by the Company.

March 28, 2013

The Transformation of Federal Signal Corporation

Dear Federal Signal Stockholders:

A Difficult Starting Point

In the fourth quarter of 2010, Federal Signal was burdened with a number of unprecedented challenges. Debt levels were at historic highs. On the verge of breaching a debt covenant, we were forced to negotiate a costly amendment to our financing agreement. Declining sales in core businesses due to the economic recession created mounting pressure on margins and profitability. Our Company was dealing with a difficult integration of its recently acquired FSTech businesses.

A Series of Accomplishments

In November of 2010, the leadership team began a transformation of our Company’s businesses that has produced a number of notable accomplishments:

1.	We conducted 80/20 process training for over one hundred key leaders and managers across Federal Signal. 80/20 is one of the core processes we use to drive profitability. We have implemented 80/20 as a routine integral process throughout our Company. By focusing on our most profitable activities and eliminating the marginally profitable ones, we maximize value for our stockholders. This is an ongoing effort and our leadership team regularly spends time with employees reviewing progress on our many 80/20 projects.

2.	We improved margins significantly. With diligent planning and execution, our three business segments – the Environmental Solutions Group (ESG), the Fire Rescue Group (FRG), and the Safety and Security Systems Group (SSG) – all made significant progress toward their margin target ranges:

Operating Margin by Business Segment

3.	We negotiated a series of financing transactions that were essential to the transformation of our Company’s balance sheet. First, in March 2011, following our Company’s debt covenant issue, we successfully amended our bank agreement for its remaining one-year term.

Next, in February 2012, we refinanced all of our domestic debt. Lingering economic uncertainty and Federal Signal’s financial position limited available refinancing options. Although the new debt agreement contained a 12% interest rate, the refinancing team negotiated a key provision that permitted prepayment provided we achieved a minimum debt reduction by September 30, 2012. Following the sale of the FSTech businesses, we were able to take advantage of the prepayment provision and reduce our debt from approximately 4.8 times EBITDA in 2011 to 2.4 times EBITDA in 2012.

4.	We divested underperforming assets. In late 2011, we began exploring alternatives for the sale of the FSTech businesses. The technology businesses’ short-term earnings outlook and investment requirements were negatively impacting our debt reduction and margin improvement initiatives. With investment banker support, we evaluated several options for selling these businesses, either as a whole or in pieces, with the goal of maximizing our sale proceeds. We believe the sales price we negotiated with 3M Company for the FSTech businesses achieved that goal.

5.	We produced strong organic growth in our core businesses. For example, at Vactor, truck production is up 45% over 2010 levels. Another example is Jetstream’s expansion of strategically located rental centers. We increased the number of rental centers from five to eight over the past two years and increased sales by 145% during that period.

6.	We changed the election process for our Board of Directors to allow stockholders to vote on all directors annually in order to better align stockholder preferences and Board composition.

All of these accomplishments have contributed to our improved 2012 results. Our stock price and earnings per share (“EPS”) from continuing operations have both improved dramatically:

Earnings Per Share from Continuing Operations	Comparative Stockholder Returns*

*	Source: Total Shareholder Return (“TSR”) for Federal Signal and the market indices was provided by a retained independent third party. TSR was calculated based on the adjusted closing price on the last trading day before the measurement period began relative to the adjusted closing price on the last trading day of the measurement period. The adjusted closing price includes reinvestment of dividends.

Linking Compensation to Performance

In an effort to improve stockholder value, the Compensation and Benefits Committee of our Board of Directors has strengthened the link between executive compensation and our Company’s performance.

1.	In 2011, we restructured our long-term incentive plan to eliminate the award of time-based, restricted stock for Section 16 officers. Now, 50% of their annual grant consists of performance units, while the other 50% consists of stock options which appreciate in value only if the share price increases after the grant date.

2.	Also in 2011, we changed the metric for earning performance shares from a three-year total shareholder return measure to an annual EPS measure. We believe linking performance shares to annual EPS targets is important at this pivotal point in our Company’s transformation. The link between pay and performance is demonstrated by the 2011 and 2012 performance share results. The EPS threshold for the 2011 grant was not met that year, and as a result, the top five salaried officers collectively forfeited 146,918 shares with an aggregate value of $957,905. By comparison, eligible employees earned performance shares at 200% of the target level in 2012 on the strength of our Company’s EPS results from continuing operations, which exceeded the highest target level. Earned shares require two additional years of service for complete vesting.

3.	We revised stock ownership guidelines in 2011, increasing the ownership targets for non-employee directors from three times to five times their annual retainers and expanding the holding requirements for executives.

Debt Refinancing

In March 2013, we completed a refinancing of our prior 12% interest rate term loan. During the process, our Company received strong interest from potential lenders. We now have a traditional five-year bank credit facility with $225 million in capacity, principally with Wells-Fargo and GE Capital. Our new average interest rate on our outstanding debt is less than 4%. As a result, we estimate that our Company will save more than $10 million of interest expense per annum. This new financing provides our Company with greater liquidity and the flexibility it needs to grow.

Our Focus for 2013 and Beyond

Margin Improvement - Reaching the margin target levels that we have established for our product lines will continue to be a primary objective.

Organic Growth - We believe organic growth is one key to generating increased sales, profits and stockholder value. Our strategic plan targets $5 - $10 million in additional operating income from new products and markets over the next three years. In addition, we have launched an innovation program that will focus on “big idea” growth initiatives.

Customer Base - Historically, more than half of our revenue is derived from municipal customer markets. While this will continue to be an important customer sector, growth initiatives will focus on expanding our industrial customer base to minimize earnings volatility.

80/20 - Our 80/20 initiatives have improved our margins. We will continue to refine these initiatives in 2013 to further improve manufacturing efficiency at our plants.

Management Development - Attracting, developing and retaining highly qualified people directly contributes to our success. Accordingly, we recently instituted a new talent management process incorporating a rigorous assessment component with a focus on development planning. We are striving to create a culture of accountability and high performance, and our investment in human capital and retention of our key performers are high priorities. Development of the technical and leadership skills of our people provides us with a competitive advantage.

Annual Meeting

As we approach our annual stockholders’ meeting on April 30, 2013, we encourage you to vote the proxy ballot you received either electronically or by mail, and we ask that you: (1) provide advisory approval of our Company’s named executive officer compensation; (2) elect the directors as recommended by the Board; and (3) ratify Ernst & Young LLP as our Company’s independent registered public accounting firm for 2013.

Thank you, Dennis J. Martin President and Chief Executive Officer

Jennifer L. Sherman Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

This communication may contain information and expressions concerning the Company’s future financial performance, business strategy, plans, goals and objectives. These expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning the Company’s possible or assumed future performance or results of operations and are not guarantees and should not be relied upon as a predictor of actual results. While these statements are based on assumptions and judgments that management has made in light of industry experience as well as perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances, they are subject to risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different. We refer you to the discussion of risk factors that could affect future operating or financial performance in our most recent Form 10-K and other SEC filings. The Company disclaims any responsibility to update any forward-looking statements made herein.